EXHIBIT 99.1
Corillian Completes Acquisitions of InteliData and qbt Systems
PORTLAND, Ore. – August 19, 2005 – Corillian Corp. (NASDAQ: CORI), the market leader of online banking, bill payment and anti-fraud solutions for leading financial institutions, today announced it has completed its acquisitions of InteliData Technologies Corporation (NASDAQ: INTD), a leading provider of online banking, bill payment and credit card services, and privately-held qbt Systems, a leading provider of real-time integration software.
As part of the acquisition of InteliData, Corillian will issue approximately 4.9 million shares of common stock and approximately $4.3 million of cash to the shareholders of InteliData. As part of the acquisition of qbt Systems, Corillian issued 649,785 shares of common stock and approximately $3.2 million in cash to the shareholders of qbt Systems.
“I am extremely pleased to officially welcome the employees, clients and partners of InteliData and qbt Systems to Corillian,” said Alex Hart, president and CEO of Corillian. “We are excited about the opportunities ahead of us in the new and expanding markets we are approaching as a joint organization and we look forward to building on the success that these companies have established.”
About Corillian Corporation
Corillian is the market leader of online banking, bill payment and fraud prevention applications to leading financial institutions. With eight of the top 10 banks and 20 of the top 100 credit unions as customers, Corillian serves over 25 percent of the online banking community. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating best-practice functionality developed for some of the most innovative financial institutions in the world. Corillian’s product usability and functionality is consistently rated the best in the business. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers

Enabling eFinance

with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.
For more information contact:
Steve Shaw | Corillian Corporation | e-mail: sshaw@corillian.com | Phone: (503) 629-3770
Christopher Barker | Text 100 | e-mail: corillian@text100.com | Phone: (206) 381-3791